Exhibit 10.2

AMENDMENT TO LEASE

This Amendment to Lease made this 17th day of March, 2006, by and between HECOP III, LLC, a New Hampshire limited liability company, with its principal place of business at 20 Cotton Road, Suite 200, Nashua, New Hampshire 03063 (hereinafter referred to as “Lessor”), and PENNICHUCK WATER WORKS, INC., a New Hampshire corporation, with its principal place of business at 25 Manchester Street, Merrimack, New Hampshire 03054 (hereinafter referred to as “Lessee”).

WHEREAS, Lessor and Lessee entered into a Lease Agreement on April 23, 2004, with respect to the land with the building and improvements thereon known as the Heron Cove Office Park Building III (the “Building”);

WHEREAS, Lessor and Lessee desire to amend the Lease to increase the existing square footage in the current Lease from 14,289 net rentable square feet to 19,465 net rentable square feet at a rental rate of Fourteen Dollars and Zero Cents ($14.00) per rentable square foot;

WHEREAS, Lessee desires that the term of this Amendment to Lease be concurrent with the existing Lease;

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged; Lessor and Lessee agree as follows;

1.

That the square footage has been increased by 5,176 rentable square feet for a total of 19,465 net rentable square feet.

2.

That the rent shall be Fourteen Dollars and Zero Cents ($14.00) per rentable square foot or Two Hundred Seventy-two Thousand Five Hundred Ten Dollars and Zero Cents ($272,510.00) per year.  Rent shall be paid in equal monthly installments, and shall be due on the first date of each month in the amount of Twenty-two Thousand Seven Hundred Nine Dollars and Seventeen Cents ($22,709.17), beginning on April 1, 2006, and any rent increases shall be in accordance with the original Lease dated April 23, 2004.

3.

In addition, Lessee shall pay to Lessor a prorated rent in the amount of Two Thousand Seven Hundred Twenty-seven Dollars and Fourteen Cents ($2,727.14) for the additional space for the period of March 17, 2006, through March 31, 2006.

4.

Lessor shall provide Tenant Improvements according to the approved plans and specifications, and the cost shall be borne as follows: Lessor shall be responsible for the cost and expenses up to but not exceeding Fifteen Dollars and Zero Cents ($15.00) per rentable square foot.  Lessee shall be responsible for all cost and expenses exceeding Fifteen Dollars and Zero Cents ($15.00) per rentable square foot, due and payable at the completion of the Tenant Improvements.  All improvements by the Lessee are in accordance with Section 6, Page 8, of the original Lease dated April 23, 2004.  Lessee shall be responsible for any improvements and costs made to their existing space.

5.

This Amendment to Lease shall be effective on March 17, 2006, and shall terminate on April 30, 2009

6.

All other terms and conditions of the Lease Agreement dated April 23, 2004, shall be the same and applicable, and remain in full force and effect.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment to Lease the day and year first above written under seal.

LESSOR

HECOP III, LLC

By:	/s/ Normand J. Bourbeau
Name:	Normand J. Bourbeau
Its:	Managing Agent

LESSEE

PENNICHUCK WATER WORKS, INC.

By:	/s/ William Patterson
Name:	William Patterson
Its:	SVP & CFO